Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Actuate Corporation:

We consent to the use of our report dated March 16, 2005, with respect to the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, incorporated by reference herein, which report appears in the December 31, 2004 annual report on Form 10-K of Actuate Corporation, and our report dated April 28, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein, which report appears in the December 31, 2004 amended annual report on Form 10-K/A of Actuate Corporation.

Our report dated April 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Actuate Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s policies and procedures did not require review and approval by the relevant senior accounting personnel at the parent company level of journal entries for material nonrecurring transactions originating at the foreign subsidiary level. The absence of this control resulted in a failure in the Company’s year-end financial statement close process to ensure that original assumptions made in determining the amount of a restructuring charge had not changed as of year-end. As a result of this deficiency, a material error in accounting for the amount recorded for a restructuring charge originating at a foreign subsidiary level occurred.

/s/    KPMG LLP

Mountain View, California

April 28, 2005